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                                                                   EXHIBIT 10.18

                        DEVELOPMENT AND LICENSE AGREEMENT

         THIS AGREEMENT, is effective as of the 28th day of January, 1997, by and between JOHNSON & JOHNSON MEDICAL, INC., a New Jersey corporation having an office at 2500 Arbrook Boulevard, Arlington, Texas 76004-3130 (hereinafter "JJMI") and BIO-PLEXUS, INC., a corporation of the State of Connecticut having an office at 384 Merrow Road, Tolland, Connecticut 06084 (hereinafter "BIO-PLEXUS").

                              W I T N E S S E T H:

         WHEREAS, BIO-PLEXUS is the owner of certain patent rights and know-how related to safety needles, and in particular, to developments described in U.S. Patents listed on Exhibit A, certain other patent applications and continuing development activities relating to safety devices for needles and sharpened cannulae;

         WHEREAS, JJMI wishes to fund and desires that BIO-PLEXUS undertake a development project concerning such safety devices; and

         WHEREAS, BIO-PLEXUS desires that such developments and inventions be made available to the commercial markets, and in particular, to the Field (as defined below); and

         WHEREAS, JJMI desires to develop and bring to market products which utilize such inventions related to the Field and to obtain an exclusive, worldwide license to such inventions, patents and pending patent applications for the Field;
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         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

         Where used in this Agreement, the following terms shall have the meanings attributed to them herein:

         1.1 The term "Affiliate" shall mean any company or other legal entity, other than JJMI, in whatever country organized, controlling, controlled by, or under common control with JJMI. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise, and the term "entity" includes an individual, corporation or other entity.

         1.2 The term "Field" shall mean short peripheral intravenous catheters, (three inches or less in length) including sideport peripheral catheters. Items intended to be sold as blood collection needles, syringe needles, winged infusion needles (butterflies), midline catheters, central and radial arterial catheters, and Peripherally Inserted Central Catheter (PICC) introducers are excluded from the Field.


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         1.3 The term "Technical Information" shall mean patents, patent applications, inventions, know-how, and other proprietary rights within the Field or resulting from the performance of the Development Program and owned, licensed by or controlled wholly or partially by BIO-PLEXUS.

         1.4 The term "Licensed Patent Rights" shall mean

             (i) that portion of Technical Information which comprises all patents and applications for patents filed in any country containing one or more claims to any invention within the Field including, but not limited to, those patents listed on Exhibit A; and

             (ii) all patent applications filed in any country which claim the benefit of the filing date of any of the patents or applications listed on Exhibit A including all continuing, divisional, and renewal applications thereof, all parent applications, all patents which may be granted thereon, and all reissues, re-examinations and extensions thereof.

         1.5 The term "Licensed Products" shall mean any product within the Field which would, but for the licenses granted herein,


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infringe any Valid Claim of an issued patent included in Licensed Patent Rights.

         1.6 The term "Valid Claim" shall mean a claim of an issued patent which has not lapsed or become abandoned and which claim has not been declared invalid or unenforceable by an unappealed or unappealable decision or judgment of a court of competent jurisdiction.

                      ARTICLE 2 - RESEARCH AND DEVELOPMENT

         2.1 During the term of this Agreement, BIO-PLEXUS shall use its best efforts to develop intravenous catheter Safety Needle Assemblies ("SNAs") to JJMI specifications (attached in Exhibit B) for marketing by JJMI within the Field ("Development Program"). BIO-PLEXUS shall develop such SNAs according to the development plan attached hereto as Exhibit B. During the Development Program the JJMI specifications may be modified by mutual written consent.

         2.2 BIO-PLEXUS shall develop SNAs for two (2) IV catheter hub configurations. The first SNAs developed shall be compatible with a hub configuration for a straight plastic hub. A second configuration SNAs may optionally be required by JJMI for a winged, metal hubbed or side port catheter.


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             2.2.1 JJMI may request additional SNAs for peripheral IV catheter
(3 inches or less) in the future. Development costs to be determined by mutual consent. Unit volume generated by such future developments shall be included under the licenses granted in this Agreement at the same royalty rates and aggregated with volumes under this Agreement for royalty determination under Exhibit C.

         2.3 Each hub configuration shall be represented by approximately ten
(10) product codes which will be dependent upon gauge size and needle length.

         2.4 BIO-PLEXUS shall be responsible for delivery of SNAs complying with specifications supplied by JJMI for use in providing clinical data necessary for submission for relevant regulatory approval. JJMI shall be responsible for obtaining all regulatory approvals necessary for the free marketing of the Licensed Products sold by JJMI. BIO-PLEXUS shall, at JJMI expense, assist and cooperate with JJMI in all regulatory submissions and activities as requested by JJMI. This includes preparation of all applications to the United States Food and Drug Administration, whether by application for premarket approval or 510K notification, or otherwise. BIO-PLEXUS shall have the right to apply for regulatory approval in its own name, at its sole expense.


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                       ARTICLE 3 - FUNDING OF DEVELOPMENT

         3.1 Payment - JJMI shall pay BIO-PLEXUS a total of Two Million Nine Hundred Thousand Dollars ($2,900,000) upon execution of this Agreement, for consideration of the following:

             a) One Million Five Hundred Thousand Dollars ($1,500,000) in consideration of the exclusive patent license granted herein and the SNA research and development efforts completed by BIO-PLEXUS through the date of this Agreement;

             b) One Million Four Hundred Thousand Dollars ($1,400,000) for complete consideration for the obligation of BIO-PLEXUS to carry out and complete the Development Program. BIO-PLEXUS shall continue work to complete the Development Program beyond such payment above, at its sole cost and expense.

         3.2 JJMI will separately fund expenditures on Initial Capital Equipment related to development of intravenous catheter SNAs pursuant to this Agreement. ("Initial Capital Equipment" shall mean equipment sufficient to produce at a capacity of twelve million (12,000,000) units of SNAs per year). JJMI will own the Initial Capital Equipment (product machinery, molds, fixtures, etc.) regardless of the physical location of the equipment. It is also contemplated that BIO-PLEXUS may retrofit certain capital equipment, already owned by BIO-PLEXUS, as part of the Development


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Program. Title to such equipment shall be transferred to JJMI at an agreed amount not to exceed BIO-PLEXUS' book value for the equipment as determined using generally accepted accounting principles consistently applied (i.e., full depreciation). Expenditures for Initial Capital Equipment relating to the SNAs shall not exceed $1.8 million. It is contemplated by the parties that the entire Development Program will be completed within one (1) year of execution. Delays due to FDA review times are not included in this one (1) year duration expectation.

                   ARTICLE 4 - RESEARCH REPORTS AND OVERSIGHT

         4.1 BIO-PLEXUS shall furnish to JJMI written monthly informal reports on the progress of the Development Program.

         4.2 Key Contact - The parties shall each name a key contact through which day-to-day contact and decision-making may be made and to facilitate communication between the parties. JJMI will make reasonable effort to timely respond to all questions and requests from BIO-PLEXUS. The JJMI key contact shall have access to the researchers and laboratories performing the Development Program with reasonable notice to and consent of BIO-PLEXUS.

                       ARTICLE 5 - PROPRIETARY INFORMATION

         All proprietary information of any party to this Agreement disclosed to another party in connection with the Development


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Program and identified in writing and marked by the disclosing party as confidential will be treated by the receiving party and its employees as confidential throughout the term of this Agreement and for an additional five
(5) years. The above-mentioned obligation of confidentiality shall not apply to information which:

         (i) at the time of the disclosure was known to the receiving party as evidenced by written records and was not previously subject to any obligation of confidentiality; or

         (ii) was generally available to the public or was otherwise part of the public domain at the time of its disclosure; or

         (iii) becomes generally available to the public or otherwise part of the public domain after its disclosure other than through an act of omission or commission of the receiving party in breach of this Agreement; or

         (iv) becomes known to the receiving party by disclosure of a third party under no obligation of confidentiality to the disclosing party.


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                 ARTICLE 6 - OWNERSHIP OF TECHNICAL INFORMATION

         6.1 Each party shall own title to all technical information created solely by it, its employees and/or contractors after the Effective Date of this Agreement, except as provided in Paragraph 6.2 below. BIO-PLEXUS warrants that it and its employees have entered into agreements wherein its employees have agreed to assign their rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their employment with BIO-PLEXUS to BIO-PLEXUS. Furthermore, BIO-PLEXUS warrants that it has caused or will cause all additional BIO-PLEXUS employees, or personnel performing work pursuant to the Development Program to execute similar agreements with respect to the rights in and to all inventions, as well as all patents and patent applications directed to such inventions, resulting from their association with BIO-PLEXUS and warrants that it will enforce such agreements to ensure that BIO-PLEXUS has perfected its title to the Technical Information.

         6.2 JJMI and BIO-PLEXUS will jointly own title to any and all technical information first conceived jointly or discovered jointly by JJMI's employees and BIO-PLEXUS's employees or personnel during the performance of the Development Program.

         6.3 Anything to the contrary notwithstanding, JJMI or its authorized designees shall own the full right, title and interest


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in and to any government approvals, associated government files or licenses related to making, using and selling Licensed Products within the Field to the full extent possible under the law of each appropriate country. BIO-PLEXUS may, at its sole expense and discretion, obtain regulatory approvals for Licensed Products in its own name.

         6.4 BIO-PLEXUS warrants that it is the owner of all patents and patent applications included in Licensed Patent Rights.

                               ARTICLE 7 - LICENSE

         7.1 BIO-PLEXUS agrees to grant and hereby does grant to JJMI, and any Affiliate designated in writing by JJMI, an exclusive, worldwide license, with the right to sublicense others, under the Technical Information within the Field to make, have made, use and sell Licensed Products within the Field. JJMI may grant sublicenses to unaffiliated third parties only after receiving the approval of BIO-PLEXUS such approval not to be unreasonably withheld, and if given, not delayed more than fifteen (15) days.

         7.2 JJMI shall pay BIO-PLEXUS a royalty on Unit Sales of JJMI, its Affiliates, and sublicensees, according to "Exhibit C" attached hereto. A "Unit Sale" shall mean the sale of a Licensed Product to an unaffiliated third party. To the extent the royalties due do not exceed the minimum royalties set forth in


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Exhibit C, JJMI shall pay the difference between the royalties due and the minimum royalties as described below.

         7.3 No royalty shall be payable on sales of any Licensed Product between JJMI and any Affiliate or sublicensee, and only one (1) royalty shall be payable hereunder with respect to the sale of any one (l) Licensed Product.

         7.4 JJMI's obligation to pay royalties with respect to sale of Licensed Product shall terminate upon expiration of the last to expire issued patent included in Licensed Patent Rights covering such Licensed Product. Thereafter, JJMI, its Affiliates and sublicensees shall have a paid-up, non-exclusive, royalty-free license to make, have made, use and sell such Licensed Product.

         7.5 JJMI shall keep accurate books and records of sales of Licensed Products and of all payments due BIO-PLEXUS hereunder. JJMI shall deliver to BIO-PLEXUS written reports of Unit Sales of Licensed Products during the preceding calendar quarter, on or before the thirtieth (30th) day following the end of each calendar quarter. Such reports shall include a calculation of the royalties due and be accompanied by payment of the monies due. For avoidance of doubt calendar quarter means each of the three calendar month periods ending on March 31, June 30, September 30 and December 31 respectively. If JJMI is reasonably unable to determine the actual


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royalties due by the thirtieth (30th) day following a calendar quarter, then it may make a good faith estimated payment by the thirtieth (30th) day, followed by an actual report with any necessary additional payment by the sixtieth (60th) day. If the estimated payment exceeds the actual amount due then the difference between the estimated payment and the actual amount due shall be a credit against the next payment due from JJMI to BIO-PLEXUS. If the minimum royalty called for in Section 7.2 is due, then the payment for the fourth quarter shall include an amount sufficient to bring total royalties for the calendar year to the minimum royalty amount.

         7.6 The parties hereto have contemplated entering into an associated Supply Agreement. In order to maintain its exclusivity under the present Development & License Agreement, JJMI will purchase minimum quantities as outlined in the associated Supply Agreement. If JJMI does not purchase the amounts indicated as minimum amounts in the associated Supply Agreement, and if JJMI is not otherwise relieved of its respective purchase obligation pursuant to the associated Supply Agreement, then JJMI may elect to either i) purchase the indicated minimum unit requirements (and pay the associated royalty) or ii) pay to BIO-PLEXUS the royalty required by this Agreement and manufacturing profit on the difference of actual units ordered and the minimum purchase requirements. For purposes of this section, the royalty payable on


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the difference between the actual units ordered and the minimum purchase requirements shall be ten cents ($0.10) per unit as determined by Exhibit "D". If, JJMI is, for any reason relieved from its minimum purchase requirements under the associated Supply Agreement, then the minimum royalties due from JJMI in order to maintain exclusivity under the present Development & License Agreement shall be determined by applying the royalty rate of Exhibit "D" to the minimum purchase requirements that would have applied under the associated Supply Agreement had JJMI not been relieved of its minimum purchase requirement. If, for any given calendar year, JJMI does not elect to purchase the minimum requirements and does not elect to pay the associated royalties and manufacturing profits on the difference of actual units ordered and the minimum purchase requirements, then the license may, at BIO-PLEXUS' discretion, be cancelled upon sixty (60) days notice.

         7.7 If the associated Supply Agreement referred to in 7.6 is terminated or BIO-PLEXUS is unwilling or unable to supply the quantities required by JJMI under the Supply Agreement then JJMI may manufacture for itself or have product manufactured by others under this License Agreement. If JJMI elects to manufacture SNAs for itself or have others manufacture SNAs for it then JJMI may maintain the exclusivity under the present Development and License Agreement by paying at least a minimum royalty equivalent to the royalty required under this agreement payable on the indicated


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minimum unit requirements in the associated Supply Agreement if the actual royalties do not meet or exceed such minimum royalty amount. Such minimum royalties shall be payable at the end of the calendar year and actual royalties paid for Unit Sales occurring during the year shall be fully credited against such minimum royalties. If the minimum royalties exceed the amount of actual royalties paid on Unit Sales of the calendar year then JJMI shall pay an additional amount equal to the difference between the minimum royalties due and the actual royalties paid for the given calendar year. If the royalties for a given calendar year exceed the minimum royalties required for that calendar year then no additional payment shall be made. If for any given calendar year, in which JJMI is manufacturing for itself, the royalties due do not equal or exceed the minimum royalties and JJMI elects not to make the additional payment to bring the royalty payments made up to the amount of the minimum royalties then the license may, at BIO-PLEXUS' discretion, be cancelled upon sixty (60) days notice.

         7.8 BIO-PLEXUS agrees that the initial payment set forth in Section 3.1 above, and the royalties due under this Agreement on the minimum purchase requirements in the associated Supply Agreement provided in 7.6 and 7.7 above are full consideration for the exclusive licenses granted herein. Therefore, JJMI makes no representation or warranty that it will market the Licensed Products covered by this Agreement, or, if JJMI does market any of


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the Licensed Products, that such Licensed Products shall be the exclusive means by which JJMI will participate in this Field. Furthermore, all business decisions including, without limitation, the design, manufacture, sale, price and promotion of Licensed Products after the Development Program covered by this Agreement and the decision whether to sell a particular product within the Licensed Products shall be within the sole discretion of JJMI. BIO-PLEXUS and JJMI further agree that such one time payments and royalties payments are in lieu of any obligation of best efforts or any level or standard of efforts to be used by JJMI in the marketing of Licensed Products. JJMI will provide, during the first three (3) years after commercial launch (as defined in Exhibit 2 to the associated Supply Agreement) marketing plans for Licensed Products. Marketing plans will indicate scheduled promotional activities related to the Licensed Products.

         7.9 BIO-PLEXUS shall have the right to nominate an independent accountant acceptable to and approved by JJMI who shall have access to JJMI and its Affiliates' records during reasonable business hours, upon executing an appropriate confidentiality agreement, for the purpose of verifying the royalty payable as provided for in this Agreement for the two (2) preceding years, but this right may not be exercised more than once in any year, and the accountant shall disclose to BIO-PLEXUS only information relating

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solely to the accuracy of the royalty report and the royalty payments made in accordance with this Agreement.

         7.10 Royalty payments under this Agreement shall be made in United States dollars.

         7.11 Any sum required under United States tax laws, or the tax laws of any other country, to be withheld by JJMI from payments shall be promptly paid by JJMI to the appropriate tax authorities, and JJMI shall furnish BIO-PLEXUS with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable BIO-PLEXUS to support a claim for income tax credit in respect of any sum so withheld.

         7.12 The parties recognize that JJMI desires the opportunity to have the Field expanded to include all OTN ("Over-the-Needle") venous/arterial access devices. BIO-PLEXUS agrees that prior to entering into any agreement licensing, transferring or otherwise encumbering Technical Information for any venous/arterial access devices including, but not limited to, midline catheters with OTN introducers and OTN introducers for Peripherally Inserted Central Catheters ("PICCs"), BIO-PLEXUS shall first negotiate with JJMI for a period of ninety (90) days from BIO-PLEXUS' first documented written offer to JJMI. If the parties do not enter into an agreement within such ninety (90) day period then BIO-PLEXUS shall

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be free to enter into an agreement i) within one (1) year on only as broad terms and on terms no more favorable to a third party than those contained in a final offer to JJMI and ii) on any terms thereafter.

         7.13 JJMI agrees to grant and hereby does grant to BIO-PLEXUS, a one
(l) year, nonexclusive, royalty-free, worldwide license to all patents, patent applications, inventions, know-how, and other proprietary rights relating solely to improvements to SNAs. This license shall begin upon the early termination of this Agreement and extend for a time limited to one (1) year thereafter. After such one (1) year term, BIO-PLEXUS' license hereunder shall terminate and cease to exist.

         7.14 The license granted by BIO-PLEXUS to JJMI hereunder, shall immediately terminate and be of no further force or effect upon the early termination of this Agreement.

                           ARTICLE 8 - PATENT FILINGS

         8.1 BIO-PLEXUS shall promptly disclose to JJMI all Technical Information. BIO-PLEXUS may elect to file and prosecute patent applications directed to any Licensed Patent Right described in such written disclosures. Such applications shall be filed and prosecuted utilizing patent counsel selected by BIO-PLEXUS. Should BIO-PLEXUS elect not to file such patent application or

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applications, JJMI may elect to file and prosecute such patent application or applications in JJMI's name at JJMI's expense utilizing patent counsel selected by JJMI.

         8.2 With respect to all patent applications referred to above, and to the extent the parties are able to do so, the parties shall provide each other with reasonable opportunity to advise the other and shall cooperate with each other in the prosecution of all patent applications.

                            ARTICLE 9 - INFRINGEMENT

         9.1 In the event that there is infringement within the Field by a third party of any patent licensed to JJMI hereunder, JJMI shall notify BIO-PLEXUS in writing to that effect, including with such written notice, evidence establishing a prima facie case of infringement by such third party. If, prior to the expiration of one hundred twenty (120) days from the date of such notice, BIO-PLEXUS overcomes the prima facie case of infringement, obtains a discontinuance of such infringement or brings suit against the third party infringer, then the obligation of JJMI to pay royalties under such Licensed Patent shall continue unabated. BIO-PLEXUS shall bear the expenses of any suit brought by it, shall retain all damages or other monies awarded or received in settlement of such suit. JJMI will cooperate with BIO-PLEXUS in any such suit and

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shall have the right to consult with BIO-PLEXUS and be represented by its own counsel at its own expense.

         If, after the expiration of said one hundred twenty (120) days from the date of such notice, BIO-PLEXUS has not overcome the prima facie case of infringement, obtained a discontinuance of infringement, or brought suit against a third party infringer, then JJMI shall be relieved of all obligation to make payment of further royalties under the patent being infringed until such time as either the third party infringement has ceased or suit for infringement has been filed by BIO-PLEXUS. In addition, JJMI shall have the right after such one hundred twenty (120) day notice period, but not the obligation, to bring suit against such infringer and join BIO-PLEXUS as a party plaintiff provided that JJMI shall bear all expenses of such suit. BIO-PLEXUS will cooperate with JJMI in any suit for infringement of the Licensed Patent brought by JJMI against a third party and shall have the right to consult with JJMI and to participate in and be represented by independent counsel in such litigation at its own expense. JJMI shall incur no liability to BIO-PLEXUS as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding BIO-PLEXUS' patent invalid or unenforceable. Damages awarded or received in settlement shall be paid to JJMI in satisfaction of all expenses of such suit; any remainder shall be shared fifty percent (50%) to JJMI and fifty percent (50%) to BIO-PLEXUS.

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         9.2 BIO-PLEXUS warrants that it is presently aware of no patents or patent applications owned by a third party which would present any issue of infringement by reason of the manufacture, use or sale of the SNAs portion of the Licensed Product. In the event JJMI is charged with such infringement by a third party, JJMI shall have the right to defend against such charge of infringement, and during the period in which such litigation is pending, JJMI shall have the right to apply Fifty Percent (50%) of the royalties due BIO-PLEXUS on sales of the allegedly infringing Licensed Product against its litigation expenses. If, as a result of judgment in the litigation or settlement with a third party, JJMI is required to pay royalties or other monies to such third party, JJMI may thereafter deduct from the amount of royalties due BIO-PLEXUS on Unit Sales of the Licensed Product charged to infringe, an amount which is the lesser of all sums paid by JJMI to such third party, or Fifty Percent (50%) of all royalty payments otherwise payable to BIO-PLEXUS on the Unit Sales of such Licensed Product.

                            ARTICLE 10 - TERMINATION

         10.1 The term of this Agreement shall extend from the above-effective date until the expiration of the last to expire of all patents included in or issuing from Licensed Patent Rights.

         10.2 Upon any breach of or default under this Agreement by a party, the other may terminate this Agreement by sixty (60) days'

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written notice to the party. Said notice shall become effective at the end of such period unless during such period the party shall cure such breach or default.

         10.3 JJMI shall have the right to terminate this Agreement at any time upon three hundred sixty-five (365) days' written notice to BIO-PLEXUS.

         10.4 Failure to terminate this Agreement following breach or failure to comply with this Agreement shall not constitute a waiver of the party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

         10.5 The provisions hereof relating to ownership of Technical Information and confidentiality shall survive the termination of this Agreement.

                               ARTICLE 11 - NOTICE

         11.1 Any notices given under this Agreement shall be in writing and shall be deemed delivered when sent by First Class mail, postage prepaid, addressed to the parties as follows (or at such other addresses as the parties may notify each other in writing:

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         To JJMI

                  Johnson & Johnson Medical, Inc.
                  2500 Arbrook Boulevard
                  Arlington, Texas 76004-3130
                  Attention: President

                  With a copy to:
                  Johnson & Johnson
                  One Johnson & Johnson Plaza
                  New Brunswick, New Jersey 08933
                  Attention: Chief Patent Counsel

         To BIO-PLEXUS

                  Bio-Plexus, Inc.
                  384 Merrow Road
                  Tolland, Connecticut 06084

                              ARTICLE 12 - GENERAL

         12.1 Use of Name - No party to this Agreement shall employ or use the name of the other party in any promotional materials or advertising without the prior express written permission of such other party.

         12.2 BIO-PLEXUS, for all purposes related to this Agreement, shall be deemed-an independent contractor of JJMI, and nothing in this Agreement shall be deemed to create a relationship of employment or agency, or to constitute BIO-PLEXUS and JJMI as partners or joint venturers.

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         12.3 Representations and Warranties - Each party hereto acknowledges and agrees:

                           (i) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement;

                           (ii) that this Agreement is not being entered into on the basis of or in reliance on, any promise or representation, express or implied, covering the subject matter hereof other than those which are set forth expressly in this Agreement; and

                           (iii) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including during the negotiations which preceded the execution of this Agreement.

         12.4 Each party warrants and represents that to the best of its knowledge it has the full right and power to make the promises and grant the licenses set forth in this Agreement, and that there

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are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement.

         12.5 Force Majeure - No party shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the party's control, or by reason of any of the following: labor disturbances or disputes of any kind, accidents, failure of any required governmental approval, civil disorders, acts of aggression, acts of God, energy or other conservation measures, failure of utilities, mechanical breakdowns, material shortages, disease, or similar occurrences.

         12.6 Assignment - No party hereto shall assign this Agreement to any other person without the prior written consent of the other party, and any purported assignment without such consent shall be void, except that JJMI may assign this Agreement to an Affiliate or to a legal entity acquiring all or substantially all of JJMI's assets to which this Agreement relates, on the condition that any successor to-or assignee of JJMI is and shall be bound by all the terms, conditions and allegations under this Agreement, and that this Agreement is and shall be incorporated into such assignment.

         12.7 Severability - In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid,

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such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect.

         12.8 This Agreement contains the entire Agreement between the parties. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by an authorized representative of both parties.

         12.9 Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         12.10 No party, except as required by law, shall originate any publicity, news release, public disclosure or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, or any of its terms, to any amendment hereto or performances hereunder without the express written permission of the other party, which permission will not be unreasonably withheld. If a party intends to make an announcement concerning this Agreement, it will give the other party thirty (30) days' (unless law requires a shorter period) advance written notice of the text of the proposed announcement so that the other party may have an opportunity to comment upon the announcement.

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
         12.11 Any and all disputes between the parties relating in any way to the entering into this Agreement and/or the validity, construction, meaning, enforceability, or performance of this Agreement or any of its provisions, or the intent of the parties in entering into this Agreement, or any of its provisions, or any dispute relating to patent validity or infringement arising under this Agreement shall be settled by arbitration. Such arbitration shall be conducted at New York, New York in accordance with the rules then pertaining to the American Arbitration Association with a sole arbitrator who shall be an attorney experienced in patent licensing matters. Reasonable discovery as determined by the arbitrator shall apply to the arbitration proceeding. The law of the State of New Jersey shall apply to the arbitration proceedings. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         12.12 Limitation of Damages - Neither party shall be responsible for any indirect, speculative or consequential damages under this Agreement, provided that product recall expenses required due to the fault of a party hereto shall not be excluded damages.

         12.13 Markings - Licensed Product sold by JJMI will make reference to license from Bio-Plexus, Inc. and shall note the PUNCTUR-GUARD brand name to the extent such is owned by BIO-PLEXUS.

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
Such reference will be made on shelf packaging or related package insert. This requirement does not apply to individual product put-ups.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

BIO-PLEXUS, INC.                        JOHNSON & JOHNSON MEDICAL, INC.
By:      /s/ Ronald A. Haverl           By:    /s/ Jan Egberts, M.D.
Title:   Chairman / Treasurer           Title: VP Market & Business Development
                                               Worldwide
Date:   1/29/97                         Date:  1-28-97


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